UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 10, 2008

Date of Report (Date of earliest event reported)

Commission File No. 000-16449

RAINING DATA CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	94-3046892
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

25A Technology Drive, Irvine, CA 92618

(Address of principal executive offices, Zip Code)

(949) 442-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities.

As previously disclosed in the Company’s periodic reports filed with the SEC, CAM Small Cap Fund L.P. (“CAM”) is the holder of a 5% Convertible Subordinated Note with a maturity date of May 30, 2008.  The interest rate of the Convertible Subordinated Note is 5% per annum, payable quarterly, which has been paid through increases to the outstanding principal of the Convertible Subordinated Note.  The Convertible Subordinated Note is convertible into common stock, at the option of the holder, at a price of $5.00 per share, at any time through May 29, 2008.

On April 10, 2008, the Company received an irrevocable conversion notice from CAM electing to convert its Convertible Subordinated Note in full.  As a result, $977,000 of outstanding principal owed to CAM under its Convertible Subordinate Note was converted into 195,400 shares of the Company’s common stock.  Per the terms of the Convertible Subordinated Note, the Company will make a cash payment to CAM of approximately $1,531 with respect to those amounts outstanding under the Convertible Subordinated Note that were not converted into shares of common stock.  Following the conversion of such Convertible Subordinated Note and the cash payment to CAM, the Convertible Subordinated Note held by CAM will be cancelled.  As of the date hereof, no other Convertible Subordinated Note remains outstanding.

The conversion into common stock constituted an exchange with existing security holders without payment for any solicitation, and was therefore exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINING DATA CORPORATION

Dated: April 11, 2008	By:	/s/ Thomas Lim
Thomas Lim
Chief Financial Officer